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                                                                     EXHIBIT 5.1

                                 April 19, 1999

SuperGen, Inc.
Two Annabel Lane, Suite 220
San Ramon, CA  94583

      RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have acted as counsel for SuperGen, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") that relates to the issuance of up to $20,000,000 of common stock of the Company (the "Shares").

      In connection with the registration of the Shares, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that upon receipt of payment in full therefor, the Shares being registered, when issued by the Company, will be validly issued, fully paid and non-assessable.

      The foregoing opinion is subject to the qualification that the Shares or any of them, when issued, will not when taken together with the then issued and outstanding capital stock of the Company, exceed the authorized capital stock of the Company.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati